Exhibit 10.17
Manufacturing Agreement
Whereas, Columbia Electrical Contractors, Inc. d/b/a Columbia Tech, a Massachusetts corporation with a principal place of business of 27 Otis Street, Westborough, MA 01581 (“Columbia Tech”), provides contract manufacturing services;

Whereas, Akoya Biosciences, Inc., a Delaware corporation with a place of business at 68 Elm Street, Hopkinton, MA 01748 (“Customer”), desires to have products they designed manufactured by another party; and

Whereas, Columbia Tech and Customer (collectively “Parties” or individually “Party”) wish to enter an agreement whereby Columbia Tech provides contract manufacturing services to Customer.

Now, therefore, Columbia Tech and Customer agree as follows, effective as of July 17, 2019 (“Effective Date”):
1. ORDERS:
a.Quotations. Customer may from time to time request that Columbia Tech provide pricing for certain goods (the “Products”) based on minimum order sizes in amounts designated by Customer (“Order Sizes”). In any such request, Customer shall also designate the applicable quantity, if any, of each material that it intends to provide Columbia Tech pursuant to Addendum 1 for use in manufacturing such Products (the “Consigned Materials”). Columbia Tech shall thereafter provide a quotation for the manufacture of Products at each Order Size when using the Consigned Materials (the “Quotation”). Customer may request changes to the Quotation based on different Order Sizes, different amounts of Consigned Materials or other changes, and Columbia Tech will use reasonable efforts to provide new Quotations. All Quotations shall (i) list any requirements regarding Consigned Materials, Order Size, lead time for initial delivery and any other similar requirements to achieve the price stated therein, and (ii) show any costed bill of materials reflecting Markup Percentages, as may be updated pursuant to this paragraph, that Columbia Tech uses to arrive at the Price. The Quotation shall clearly identify the document by a unique number (the “Quotation Number”) and list the expiration date for the Quotation, The initial “Markup Percentages” shall be included in the Initial Quotation. Thereafter, Columbia Tech may change the Markup Percentages once every three months by providing written notice to Customer. All such changes shall apply to new quotations and not previously accepted orders.
b.Orders. For any Quotation that has not expired, Customer may from time to time submit one or more purchase orders to Columbia Tech, each of which includes the Quotation Number, the total number of Products to be ordered, and a schedule of when to deliver Products pursuant to the order, provided that no such schedule shall exceed any lead time needed to acquire any necessary materials and build the Product, as such Lead time may change from time to time. Any other terms and conditions appearing on the purchase order shall be null and void, placed for convenience only, and the terms and conditions of this Agreement and the terms shown on the Quotation shall control (collectively the “Requested Order”).
c.Provided that: (i) the Requested Order conforms to the Quotation and the requirements of Section 1.b above and does not otherwise create confusion on the obligation of the parties; and (ii) the schedule of deliveries (each applicable date of delivery, a “Delivery Date”) does not have a Delivery Date more than one (1) year after the date of the Requested Order (collectively, the “Order Requirements”), then Columbia Tech shall accept the Requested Order. Should any Requested Order not conform to the Order Requirements, Columbia Tech may reject the Requested Order by providing notice describing the non- conformity in reasonable detail, provided that Columbia Tech shall thereafter work diligently with Customer to agree as soon as practicable on a modified Requested Order that conforms to the Order Requirements. Any Requested Order not rejected within ten (10) days shall be deemed to be accepted. Any accepted Requested Order shall hereinafter be referred to as an “Order”.
2. SPECIFICATIONS: Prior to Columbia Tech’s manufacture of any Product, Customer shall provide Columbia Tech with all material instructions, drawings, specifications, tests, procedures, processes, and other information, including packaging requirements and storage instructions, necessary to manufacture the Products pursuant to any Order (collectively the “Specifications”). All Specifications shall be clear and allow the manufacture of the Products without reference to any outside resources, other than manufacturing processes or other know-how generally known by contract manufacturers in the industry or specifically known by Columbia Tech. Columbia Tech will not be responsible for performing any action or have any duty to Customer except: (a) what expressly appears in the Specifications, or (b) appears in this Agreement; and then only such actions that are capable of reasonably being performed by a similarly situated contract manufacturer and that are not contrary to any law, rule or regulation.
3. DELIVERY:
a.The Delivery Dates on the Order may not be changed except as described in this Section 3.a. Customer shall have the right, upon notice to Columbia Tech, to push out the Delivery Date for any unit of Product, one time, to a later date that is not more than a maximum of thirty (30) days after the original Delivery Date for such unit as set forth in the Order, and thereupon such later date shall be deemed the Delivery Date for such unit for all purposes hereunder. In addition, Customer shall have the right, upon notice to Columbia Tech, to cause Columbia Tech to store any Product (“Stored Product”) at Columbia Tech’s facility after the applicable Delivery Date until such time as Customer orders actual delivery of such Stored Product (the date for which Customer orders actual delivery of such Stored Product, the “Stored Product Delivery Date”), with the applicable charges for such storage set forth in Attachment C. In such event, Columbia Tech shall store the Stored Product in accordance with any applicable Specifications and shall keep Customer’s title to the Stored Product free and clear of all liens and encumbrances.
b.Columbia Tech may not push out any Delivery Date or Stored Product Delivery Date, however, Columbia Tech shall be granted a grace period of fifteen (15) days after any Delivery Date (or, for delivery of Stored Product, 5 days after any Stored Product Delivery Date) to deliver the applicable Product(s) without penalty or breach of this Agreement (the “Grace Period”). If Columbia Tech fails to deliver any Product or Stored Product within the applicable Grace Period, then, unless such failure is due to late delivery to Columbia Tech, for reasons that are beyond Columbia Tech’s control, of materials that (i) are on allocation by the applicable supplier, (ii) are, to Columbia Tech’s knowledge after reasonable inquiry, only available from one source, or (iii) required by Customer to be supplied from a supplier designated by Customer (any such failure, an “Excused Late Delivery”), Columbia Tech shall provide an invoice credit of one percent (1%) for each week that the delivery is late, up to a maximum of five percent (5%) credit (the “Late Delivery Credit”). Subject to Customer’s additional termination rights and obligations in Section 19, the Late Delivery Credit shall be Customer’s sole remedy for any late delivery by Columbia Tech.
c.All delivery of Products by Columbia Tech shall be made EX Works (EXW Incoterms 2010) Columbia Tech’s dock in Worcester County, MA. For Products other than Stored Products, title and risk of loss shall pass to Customer upon such delivery. For Stored Products, title shall pass to Customer upon the earlier of such delivery (based on the Stored Product Delivery Date) or Customer’s payment therefor, and risk of loss shall pass to Customer upon such delivery (based on the Stored Product Delivery Date). In addition and without limiting the previous statement, after Columbia Tech has placed the Products with a freight carrier, Columbia Tech not carry any insurance on the Products for delivery or storage. Customer shall maintain all such insurance. Should any change occur in Incoterms, then the 2010 version shall still control.
d.Notwithstanding the previous section, if Customer provides a freight carrier account number that is billed to the Customer and the choice of freight carrier on the Order (“Delivery Number”), then Columbia Tech will arrange for shipment using Customer’s Delivery Number.
e.Customer or Customer’s designee shall have five (5) days after any shipment of Product has been delivered by the freight carrier to its listed destination to accept such Product. After such five (5) day period, the Product will be deemed to have been accepted, and such acceptance may not be revoked. The five (5) day period for acceptance shall not increase the warranty term, which shall begin to run on actual delivery pursuant to Section 3.c based on the Delivery Date or Stored Product Delivery Date, as applicable. “Accepted” shall have the same meaning of acceptance pursuant to the Uniform Commercial Code.
f.For any commercial invoice prepared by Customer, which involves any shipment that originates from Columbia Tech, Customer shall include the following statement on the commercial invoice:

These items are controlled by the U.S. Government and authorized for export only to the country of ultimate destination for use by the ultimate consignee or end-user(s) herein identified. They may not be resold, transferred, or otherwise disposed of, to any other country or to any person other than the authorized ultimate consignee or end-user(s), either in their original form or after being incorporated into other items, without first obtaining approval from the U.S. government or as otherwise authorized by U.S. law and regulation.

g.Each Party agrees to abide by any and all applicable laws or regulations relating to the export of products, including, but not limited to, the Export Arms Regulations and International Traffic in Arms Regulations. Customer shall promptly provide Columbia Tech with any applicable Export Control Classification Number upon Columbia Tech’s request.

4. PRICE:
a.The purchase price to be paid for the Products shall be determined using the applicable Quotation referenced on the Order (“Invoice Price”). The Credit Amount for any Consigned Materials provided by Customer shall be provided on a monthly basis based on materials actually used and at the price shown on an SMI Order (as such term is defined in this Agreement).
b.Columbia Tech may arrive at prices based on reasonable criteria of its choosing; provided, however, that in the event that cost savings are identified based on lower costs from suppliers, Columbia Tech shall apply fifty percent (50%) of any such cost savings to reducing the applicable components of its pricing formula, with any such price reduction applying to any invoice for any Product that uses or incorporates the applicable lower-cost materials; and any change in tariffs, duties or other material costs may be immediately passed on to the Customer.
5. PAYMENTS/SECURITY INTEREST:
a.    Customer shall pay to Columbia Tech a deposit not greater than Columbia Tech’s estimated invoice costs for any materials for such Order; provided, however, that the Credit Amount for any Consigned Materials provided by

Customer to Columbia Tech in accordance with a delivery schedule on the SMI Order based on the dates Columbia Tech would reasonably need such Consigned Materials for use in manufacturing Products under such Order (up to the full amount of such deposit requirement) shall be credited against such deposit requirement (and Customer shall not be required to pay any part of the deposit in cash so long as (1) such delivery schedule contemplates eventual delivery of Consigned Materials having an aggregate Credit Amount at least equal to the amount of the deposit requirement and (2) Customer delivers Consigned Materials in accordance with such delivery schedule). Columbia Tech shall invoice Customer for the remaining balance of the Invoice Price, upon (i) for Products other than Stored Products, the later of (x) the Delivery Date for such quantity or (y) actual delivery of such quantity pursuant to Section 3.c, and (ii) for Stored Products, the Delivery Date for such quantity. Customer shall pay any undisputed amount set forth in any such invoice within forty-five (45) days after the date of such invoice. Notwithstanding the above, invoices shall only contain credits for cash deposit amounts, if any, and Customer may use any credit on its account based on any consumed Consigned Materials by providing written notice to Columbia Tech at the time of payment.
b.    Columbia Tech shall invoice Customer for any storage fees with respect to Stored Product monthly in arrears. Customer shall pay any undisputed amount set forth in any such invoice within forty-five (45) days after the date of such invoice.
c.Any undisputed amount which is not paid when due shall bear interest at the rate of one and one half percent (1.5%) per month (or if that amount is prohibited by law, then at the maximum interest rate allowable by law) or portion thereof from the date such amount became due through the date on which payment is received by Columbia Tech. All payments shall be made in US Dollars to Columbia Tech at 27 Otis Street, Westborough, MA 01581.
6. [Reserved]
7. WARRANTIES:
a.Workmanship. Subject to the limitations included herein and within the Warranty Period, Columbia Tech warrants to the Customer that (i) all Products shall conform to the Specifications and free from defects in workmanship and (ii) Columbia Tech’s manufacture of the Products shall conform to the Specifications.
b.Materials. Subject to the limitations included herein and within the Warranty Period, Columbia Tech shall on behalf of the Customer use all reasonable efforts to enforce warranties Columbia Tech obtains from its vendors and suppliers on the materials in the Products (“Vendor Warranties”). Columbia Tech shall use reasonable efforts to notify Customer in writing prior to ordering any material for use in manufacturing Products if such material is not covered by a warranty from the applicable vendor or supplier against defects in materials or workmanship for a period of at least 13 months after date on which delivery of the applicable Product to Customer is expected to be made; provided that any breach of this notification shall not subject the Products to any additional warranty remedy. Columbia Tech shall have no liability on the materials except as set forth in this Section 7.b.
c.Title. Columbia Tech warrants that, upon delivery, title to the Products shall pass to the Customer free and clear of any liens or encumbrances. Nothing in this Section 7.c shall affect Customer’s title to the Consigned Materials as provided in Addendum 1.
d.Intellectual Property. Columbia Tech warrants that its manufacturing processes will not infringe any third party’s intellectual property rights. Columbia Tech makes no warranty on any intellectual property right of the customer in any assembly, process, design, product, expression or article of manufacture supplied by the Customer, contained in the Specifications, or arising specifically in result of compliance with the Specifications.
e.Preconditions to Warranty Repair. Customer shall be responsible for identifying, and communicating to Columbia Tech the cause of failures prior to Columbia Tech performing any warranty work. If the defect is reported during the Warranty Period, Customer shall immediately thereafter request return, repair, replace, refund or credit instructions in accordance with Section 7.h (the “RMA instructions”).
f.[Reserved]
g.Warranty Period. Subject to the limitations included herein, Columbia Tech’s warranties pursuant to Section 7.a shall survive as to any Product for a period of thirteen (13) months after delivery of such Product (for clarity, in case of Stored Product, for a period of thirteen (13) months after actual delivery based on the Stored Product Delivery Date). Columbia Tech will assist with enforcing Vendor Warranties pursuant to Section 7.b for the remaining duration of any Vendor Warranties (collectively this section defines the “Warranty Period”).
h.Remedies for Warranty. For any Product not conforming to the warranty set forth in Section 7.a, promptly when notified of the nonconformity by the Customer within the Warranty Period, Columbia Tech shall issue a return material authorization (an “RMA”) for the repair or replacement of such non-conforming Product by Columbia Tech. Upon receiving such non-conforming Product pursuant to the RMA, Columbia Tech shall repair or replace such non-conforming Product, and re-deliver such repaired or replacement Product to its applicable destination, as soon as possible, but subject to material availability. Customer shall bear all costs of shipping and returning any Products to Columbia Tech. If Customer follows all RMA instructions for warranty repair, the warranty repair was due to Columbia Tech’s breach of warranty during the warranty period (and not on Columbia Tech providing assistance on Vendor Warranties), and the shipping is from a location in the contiguous forty-eight states, Columbia Tech will refund Customer’s cost of shipping the product, and pay for return shipping to a location in the contiguous forty-eight states.

i.Exclusions and Limitations. The warranties in Section 7.a do not cover defects caused by materials, services, designs, specifications, instructions, tests or information supplied by the Customer or failures which result from accident, misuse, abuse, neglect, mishandling, alteration or modification by anyone other than Columbia Tech or its employees, agents or subcontractors. , CUSTOMER’S SOLE REMEDY FOR ANY WARRANTY CLAIM UNDER SECTION 7.a SHALL BE THE REMEDIES SET FORTH IN SECTION 7.h. THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES (WHETHER EXPRESS OR IMPLIED) INCLUDING, WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE CUSTOMER MAY NOT ASSIGN THIS WARRANTY TO ANY OTHER PARTY WITHOUT THE EXPRESS WRITTEN PERMISSION OF COLUMBIA TECH. COLUMBIA TECH OFFERS NO WARRANTY WHATSOEVER ON OTHER SERVICES, INCLUDING, BUT NOT LIMITED TO SERVICES FOR NON-RECURRING ENGINEERING, RECURRING COSTS OR COBUILDS. UNDER NO CIRCUMSTANCES SHALL COLUMBIA TECH BE RESPONSIBLE FOR THE RECALL OF ANY PRODUCT.
j.Each Party represents and warrants: (i) that such Party has the requisite power and authority to enter into and perform this Agreement and all necessary rights to grant any rights or licenses purported to be granted by it herein; (ii) that this Agreement has been duly authorized by all necessary action on the part of such Party; (iii) that the execution, delivery and performance of this Agreement by such Party shall not conflict with, breach or result in a violation of such Party’s organizational documents or any judgment, order or decree of any court or arbiter or contract or agreement to which such Party is bound; (iv) that this Agreement constitutes the valid and binding obligation of such Party and is enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, creditors’ rights and other similar laws; and (v) it has all governmental approvals required to enter into this Agreement and to perform its obligations hereunder.

8.     INVENTIONS/PATENT RIGHTS: Unless modified by a separate addendum, as between the parties, (a) Customer shall own any enhancements to Customer’s intellectual property created by Columbia Tech or its subcontractors performing assembly-related activities hereunder (but not other third parties) pursuant to this Agreement (“Inventions”), and (b) Columbia Tech shall own any enhancement to Columbia Tech’s manufacturing processes, other than any such enhancement that qualifies as an Invention. Nothing herein shall create any obligation for Columbia Tech to obtain title on behalf of Customer to any Inventions created by third parties related to the manufacture of Customer’s products; provided, however, that Columbia Tech shall ensure that any subcontractor performing assembly-related activities hereunder assigns to Akoya (or to Columbia Tech for subsequent assignment by Columbia Tech to Akoya) any rights that such subcontractor may have in or to any Inventions or Customer Records created by or on behalf of such subcontractor in connection with such activities. At Customer’s request, sole cost and expense, Columbia Tech will perform all lawful and necessary acts, sign all patent, trademark and copyright applications, oaths, assignments and other papers necessary to apply for, obtain and assign to Customer and enforce the patents, trademarks and copyrights for any and all such Inventions. Columbia Tech’s duty to enforce any intellectual property right shall only include responding to reasonable requests from Customer based upon Customer’s actions in policing Customer’s own intellectual property. Columbia Tech shall not have any independent responsibility or duty to police any patent or initiate any legal action against infringers of any intellectual property. Customer shall conduct and pay for all costs, expenses and other aspects of any patent, trademark or copyright application, prosecution, renewal, or policing process, including but not limited to, the assignment of intellectual property to Customer, all searches of intellectual property, attorney’s fees and all other expenses incident thereto. Columbia Tech shall reasonably assist Customer in all such activities provided that, in addition to the any other fees or amounts owed pursuant to this Agreement, Customer shall reimburse Columbia Tech for any out-of-pocket costs incurred by Columbia Tech in connection with such assistance.
9. RELEASE/INDEMNIFICATION:
a.Customer shall indemnify and defend Columbia Tech and its shareholders, directors, officers, employees, Affiliates and agents from and against any and all claims, actions, suits, proceedings, obligations, liabilities, orders, damages, government inquiries and investigations of any nature (including, but not limited to subpoenas, expressions of interest, audits and all other phases of inquiries or investigations), and costs and expenses (including attorneys' and paralegals' fees and expenses) (collectively “Losses”), in connection with any third party claim or government inquiry or investigation (“Third Party Claim”), regardless of whether such Loss(es) are based on contract (including indemnification regardless of whether such claim is due to Columbia Tech providing express or implied indemnification to any third party including third party testing or certification companies), tort (including negligence, regardless of whether the negligence is by Columbia Tech or its Affiliates acting alone, Columbia Tech or its Affiliates acting with others, the negligence of Customer, or the negligence of third parties), strict liability, or any other theory or form of action, even if such Party has been advised of the possibility thereof, arising out of, in connection with, or incidental to: (a) Customer's breach of this Agreement, (b) Customer's negligence, willful misconduct, gross negligence or unlawful acts whether through action or inaction or (c) any service, manufacture, sale, or use of any Product by or on behalf of Customer or its customers, or (d) the Consigned Materials, all of which includes, but is not limited to: (i) any violation or infringement upon the rights of any individual or entity, whether based on patents, trademarks, trade designs, copyrights, trade secrets or otherwise; and (ii) any bodily injury, property damage, loss of use of a product, incidental damages and consequential damages; provided, however, that Customer shall have no such obligation with respect to any Losses to the extent arising out of, in connection with, or incidental to any gross negligence or willful misconduct of Columbia Tech or its employees or agents or any infringement to the extent based on Columbia Tech’s manufacturing process (excluding any manufacturing process contained in the Specifications or arising specifically as a result of compliance with the Specifications). Additionally, if the indemnified event is based on Columbia Tech’s breach of this Agreement or the negligence (other than gross negligence) of Columbia Tech, Customer shall be responsible for such indemnification only for the amount of such Losses, if any, that exceeds the Cap.
b.Columbia Tech shall indemnify and defend Customer and its shareholders, directors, officers, employees, Affiliates and agents from and against any and all Losses in connection with Third Party Claims arising out of, in connection with, or incidental to (a) Columbia Tech’s breach of this Agreement, (b) Columbia Tech’s negligence, willful misconduct, gross negligence or unlawful acts whether through action or inaction or (c) infringement of a third party’s intellectual property right based on Columbia Tech’s manufacturing process (excluding any manufacturing process contained in the Specifications or arising specifically as a result of compliance with the Specifications), except that, for any Losses arising from Columbia Tech’s negligence or any breach of the Agreement by Columbia Tech, Columbia Tech shall not be responsible for such indemnification to the extent such Losses exceed the Cap; provided, however, that Columbia Tech shall have no such obligation with respect to any Losses to the extent arising out of, in connection with, or incidental to any breach, negligence, gross negligence or willful misconduct of Customer or its employees or agents.
c.Any indemnification claim under Section 9.a or 9.b in respect of a Party or its affiliated persons shall be asserted solely by such Party (“Indemnitee”) in accordance with this paragraph. Indemnitee shall provide the other Party (“Indemnitor”) with prompt written notice of the applicable Third Party Claim; provided, however, that failure to provide such notice shall not relieve Indemnitor of its obligations hereunder except to the extent that Indemnitor can demonstrate prejudice attributable to such failure. If Indemnitor acknowledges its indemnification obligation in writing, then defense of the applicable Third Party Claim shall be provided by legal counsel chosen by the Indemnitor and reasonably acceptable to Indemnitee; provided, however, that the Indemnitor shall not have the right to assume or continue control of the defense of such Third Party Claim, if (i) such Third Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal proceeding, (ii) the named parties in any such action (including any impleaded parties) include both the Indemnitee and the Indemnitor (or their respective Affiliates) and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicts of interests between them, or (iii) the Indemnitor fails to actively and diligently conduct the defense of such Third Party Claim; provided, further, that, if Indemnitor assumes the defense of such Third Party Claim, Indemnitee shall have the right to retain separate counsel at its own expense to participate in such defense. Without the prior written consent of Indemnitee, Indemnitor may not settle any such third party claim unless the sole relief is money damages that are paid in full by Indemnitor and such settlement includes a release of Indemnitee (or its applicable affiliated person) from all liability for such claim or a dismissal of litigation with prejudice.
d.“Affiliates” shall mean any corporation, limited liability company, trust, partnership, or any other form of business that is under the same common control of a Party, including but not limited to any company having the same shareholder(s) as such Party.
10. SAFETY/WARNINGS /COMPLIANCE WITH LAWS/QUALITY:
a.Subject to Columbia Tech’s warranties and obligations hereunder, Customer accepts and assumes all liability and responsibility for any and all safety testing, labeling and warnings in connection with any of the Products manufactured by Columbia Tech pursuant to any Order. Subject to Columbia Tech’s warranties and obligations hereunder, Customer agrees to take any and all actions necessary or desirable actions to ensure that the Products manufactured by Columbia Tech pursuant to any Order and the use thereof comply with all federal, state or local laws, including any regulatory requirements. Columbia Tech’s performance of any regulatory duty or function shall not waive or change the duties and obligations of the Parties pursuant to this section.
b.Columbia Tech shall perform its activities hereunder in compliance with (i) all applicable laws, rules or regulations of any governmental authority having authority over Columbia Tech or its activities under this Agreement (for clarity, excluding any laws, rules or regulations applicable to the marketing, sale or distribution of the Products to end users), and (ii) if the parties enter into a written quality agreement relating to their activities under this Agreement (“Quality Agreement”), any applicable requirements set forth in the Quality Agreement.

c.For the term of this Agreement and for 5 years thereafter, Columbia Tech shall keep, complete and accurate records with respect to the manufacture of Products and related activities in sufficient detail to demonstrate compliance with their obligations under this Agreement. At reasonable times and upon reasonable notice, Columbia Tech shall make such records available for inspection, examination and copying by Customer or its representatives. Columbia Tech agree that all records specifically related to activities for Customer in connection herewith (“Customer Records”) shall be owned by Customer and delivered to Customer upon its request.

d.At reasonable times and upon reasonable notice, Columbia Tech shall permit Customer or its representative to observe and inspect Columbia Tech’s applicable facilities and processes and the performance of its activities hereunder, and ensure that its suppliers and subcontractors permit Customer or its representatives to observe and inspect their applicable facilities and process and the performance of their activities in connection herewith, to verify compliance with the terms of this Agreement. Columbia Tech shall reasonably cooperate, with any such inspection, including by making personnel reasonably available to provide any information or assistance reasonably requested by Customer or its representative in connection therewith.
e.The Parties shall enter into the Customer Consigned Materials Agreement attached hereto as Addendum 1 (“CCMA”). Without limiting any other provisions of this Agreement, each Party shall timely perform all of its obligations under the CCMA and the Quality Agreement (if any).
11. INSURANCE: Customer shall maintain in full force and effect necessary insurance to operate the Customer. Columbia Tech will maintain general liability insurance in the amount of the Cap. Without limiting the foregoing, Customer shall maintain insurance policies set forth below, at its sole cost and expense, written by companies with an A.M. Best’s Insurance Guide rating of A or better, (i) Product Liability Insurance in the amount of two million dollars ($2,000,000) (ii) General Liability in the amount of Two million dollars ($2,000,000). Customer’s Commercial General Liability and Product Liability Insurance policies shall include Columbia Tech, its directors, officers, and employees as Additional Insureds thereunder. Each such policy shall waive or otherwise prohibit insurer subrogation against Columbia Tech and all such other Additional Insureds. Each such policy shall also include a severability of interests (or “separation of insureds”) provision. The Additional Insured status under Customer's Commercial General Liability Policy shall be provided pursuant to an Insurance Services Office (ISO) form CG 20 10 11 85 Additional Insured Endorsement, by a combination of ISO forms CG 20 10 and CG 20 37, or by other equivalent Additional Insured endorsement form(s) that provide both Premises and Operations and Completed Operations liability coverage that is at least as broad as that afforded by the above-referenced forms. With respect to liability of Customer under this Agreement, all insurance required of Customer hereunder shall respond on a primary (not excess or contributory) basis with respect to any similar insurance maintained by Columbia Tech and/or any other party required to be included as an Additional Insured hereunder, notwithstanding any policy language to the contrary.
Prior to the commencement of any performance under this Agreement, Customer will provide Columbia Tech with evidence that the insurance coverage required of Customer hereunder is in full force and effect. In the event any such insurance renews or is terminated during the course of Customer's performance, Customer will promptly provide Columbia Tech with evidence that such coverage will be renewed or replaced upon termination with insurance that complies with these provisions. Such evidence of insurance will be in the form of a standard Certificate of Insurance or other form of evidence of insurance acceptable to Columbia Tech, and shall contain sufficient information to allow Columbia Tech to determine whether there is compliance with these provisions. Such evidence of insurance shall be accompanied by copies of any Additional Insured endorsements or automatic Additional Insured policy provisions necessary to achieve compliance with the Additional Insured requirements of this Agreement. All such evidence of insurance shall require that the insurer provide at least thirty (30) day written notice to Columbia Tech prior to the effective date of policy cancellation (ten (10) day notice in the event of cancellation due to nonpayment of premium). All policies shall remain in effect for at least as long as the expected useful life of the Product plus an additional two (2) years. Nothing in this section shall serve as a limit to Customer’s liability, and the failure of Customer to obtain insurance or of Customer to enforce the obligations of this section shall also not limit Customer’s liability pursuant to any section of this Agreement.
12. WAIVER: Any waiver by any Party of its rights under this Agreement shall be in writing and signed by the Party waiving such right. The failure of either Party to enforce any of the provisions of this Agreement or any rights in respect thereto, or to exercise any election herein provided, shall not waive such provisions, rights or elections or subsequent breaches thereof.
13. RELATIONSHIP OF PARTIES: The relationship of the Parties shall be that of independent contractors and not as partners or joint ventures. Each Party is, and is intended to be, engaged in its own and entirely separate business.
14. ASSIGNMENT/BENEFIT: This Agreement and the rights and obligations in connection herewith may not be assigned by either Party without the prior written consent of the other Party, except that Columbia Tech may subcontract pursuant to the terms of this Agreement, and either Party may assign this Agreement and all of its rights and obligations hereunder pursuant to a merger, sale of all or substantially all of its assets, reorganization or other similar business combination transaction. Without limiting any applicable provisions of the Quality Agreement (if any), upon any subcontract by Columbia Tech of any assembly-related activities, including any assembly that must be produced in a clean room, Columbia Tech will notify Customer within 90 days after the date of the subcontract. Any assignment in contravention hereof shall be null and void.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors and assigns.
15. NOTICES: All notices and other communications given hereunder shall be in writing and deemed to have been given when (i) personally delivered, (ii) one (1) business day after delivery to a nationally recognized overnight courier service, (iii) upon the written confirmation of receipt following the transmission of a telecopy or email or (iv) three (3) days after being mailed by certified mail, postage prepaid, to the addresses of Columbia Tech or Customer as set forth in the preamble of this agreement or to such other addresses as either Party hereto may provide for such purpose.
16. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

17. JURISDICTION AND VENUE: COLUMBIA TECH AND CUSTOMER IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE SERVICES, THE PRODUCTS OR ANY DOCUMENT, INSTRUMENT OR TRANSACTION IN CONNECTION HEREWITH OR THEREWITH SHALL BE HEARD OR LITIGATED EXCLUSIVELY IN COURTS HAVING SITUS WITHIN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS. COLUMBIA TECH AND CUSTOMER CONSENT AND SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY, COUNTY AND STATE AND IRREVOCABLY WAIVE ANY RIGHT TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING OR OBJECT TO THE JURISDICTION OF ANY SUCH COURT OVER THE PARTY HERETO.
18. PERSONNEL: Customer shall not solicit or employ the employees of Columbia Tech, for a period of twelve (12) months following the termination of this Agreement; provided, however, that nothing in this Section 18 shall prohibit or restrict Customer from (a) soliciting or employing any person who has ceased to be an employee of Columbia Tech for any reason (other than as a result of solicitation activities of Customer in violation of this Section 18), or (b) responds to any public or general solicitation or otherwise voluntarily contacts Customer regarding employment (other than as a result of solicitation activities of Customer in violation of this Section), or (c) conducting any public or general solicitation activities (including through a bona fide search firm), so long as such activities are not specifically targeted at Columbia Tech employees.
Additionally, after termination, if Columbia Tech has hired any person that was employed by Customer or PerkinElmer Health Sciences, Inc. (or any affiliate thereof) on or within 3 months prior to the Effective Date, then Customer may hire also rehire such persons without violating this Section 18.
19. TERM:

a.This Agreement shall remain in effect until terminated. (i) Either Party may terminate this Agreement for the other Party’s material breach by providing the other Party thirty (30) days written notice specifying such material breach in reasonable detail, unless the other Party cures such breach within such thirty (30) day period, and (ii) Customer may terminate this Agreement immediately upon written notice to Columbia Tech, if Columbia Tech fails to deliver any Product under any Order within 30 days after the end of the applicable Grace Period, or fails on 3 or more occasions to deliver any Product under any Order within 15 days after the end of the applicable Grace Period, in either case excluding any Excused Late Delivery ((i) and (ii), collectively, “Termination for Breach”). Additionally, either Party may terminate this Agreement for convenience by providing the other Party ninety (90) days written notice (“Termination for Convenience”).

b.Upon any Termination for Convenience by Columbia Tech, if requested by Customer, Columbia Tech shall, prior to the effective date of such Termination for Convenience, prepare one or more Quotations as requested by Customer and provide Customer with a reasonable opportunity to effect one or more final Orders, all in accordance with all applicable provisions of this Agreement.
c.Upon any Termination for Convenience, or any Termination for Columbia Tech’s Breach by Customer, Columbia Tech shall, to the extent requested by Customer, continue to process and fulfill any Orders accepted and any Requested Orders delivered (and, if applicable, any Orders accepted based on Requested Orders delivered) prior to the effective date of such termination, including any Orders effected pursuant to Section 19.b, all in accordance with all applicable provisions of this Agreement, which shall survive to the extent necessary therefor. Upon a Termination for Customer’s Breach by Columbia Tech, Columbia Tech shall have the right to stop processing all orders.
d.Customer may not alter an order except pursuant to the express terms of this Agreement. In the event of cancellation or termination of any Order except if such Termination of the Order is made accompanying the termination of the Agreement by Customer for Columbia Tech’s breach, subject to any obligation to continue to process open orders as may apply pursuant to Section 19.c, Customer shall pay for all finished products, work in process, materials on hand and all costs of cancelling commitments reasonably made by Columbia Tech that are specific to Customer (“Customer-Specific Commitments”), as follows. Customer shall pay finished products at the Invoice Price. Customer shall pay for work in process at Columbia Tech’s cost of materials plus thirteen and one half percent (13.5%), and the cost of labor at Columbia Tech’s then applicable labor rate plus a markup of three percent on the sum of the labor, material, and material markup (“Interim Amount”), plus an additional markup of seven percent on the Interim Amount, but not more than the Invoice Price. Customer shall pay for all materials on hand and the cost of cancelling any Customer-Specific Commitment at

Columbia Tech’s actual cost plus thirteen and one half percent (13.5%), plus a markup of three percent (“Second Interim Amount”), plus an additional markup of seven percent on the Second Interim Amount, but not more than the Invoice Price. In the event of cancellation or termination of any Order that is made in connection with the Termination of this Agreement for breach, subject to any obligation to continue to process open orders as may apply pursuant to Section 19.c, Customer shall pay for all Customer-Specific Commitments as follows. Customer shall pay finished products at the Invoice Price. Customer shall pay for all materials on hand that cannot be returned and all materials that are on order that cannot be cancelled at Columbia Tech’s cost. (collectively all the above, the “Termination Payments”). For avoidance of doubt, but without limiting any other rights or remedies that may be available to Customer, the Termination Payments shown above are independent covenants and not conditioned on the occurrence of any event or discharged through any failure of Columbia Tech’s performance.

e.Upon any termination of this Agreement, Columbia Tech shall (i) reasonably cooperate and assist in Customer’s transition to another contract manufacturer, which shall only consist of, upon request, informing all suppliers and subcontractors used by Columbia Tech in connection with manufacturing Products of such transition and using good faith efforts to cause each such supplier or subcontractor to support Customer’s new contract manufacturer, and by cooperating with Customer to effect the transfer to Customer’s new contract manufacturer of any Consigned Materials in the possession or under the control of Columbia Tech, (ii) except as required to comply with any surviving obligations, return and deliver to Customer or, at Customer’s option, destroy all tangible embodiments of the Customer’s Confidential Information or other intellectual property in the possession or under the control of Columbia Tech, and (iii) except as required to comply with its surviving obligations, discontinue in all respects its use of Customer’s intellectual property.
f.Without limiting Section 19.c, Sections 5 (as to amounts accrued as of termination or arising pursuant to any post-termination activities, 6, 7, 8, 9, 10, 11, 12, 13, 14,
15, 16, 17, 18, 19 (as applies to post-termination activities), 20, 22, 24, 27, 29, 31. 32 and 33 shall survive any termination of this Agreement for the period stated therein or, if no period is stated therein, indefinitely. Termination of this Agreement for any reason shall not affect any rights or obligations that may have accrued prior to such termination or limit any rights or remedies that may otherwise be available to a Party at law or in equity.
g.Upon Termination, Columbia Tech may apply any remaining Deposit to any amount owed by Customer pursuant to this section or due to any other agreement.

h.Nothing herein shall restrict Columbia Tech’s rights to terminate pursuant to Section 14 or place any additional obligation on Columbia Tech in connection with such termination. Customer shall pay all Termination Payments upon any such exercise of the option by Columbia Tech.
20. JIGS, FIXTURES AND TOOLING: Any jigs, fixtures or tooling purchased by Customer shall remain the property of Customer after the termination of this Agreement and shall be delivered by Columbia Tech to Customer or its designee in accordance with Customer’s instructions. All such jigs, fixtures and tooling supplied to Columbia Tech shall be properly labeled by Customer.
21. SUPPLIERS AND SUBCONTRACTORS.
a.Columbia Tech shall not incorporate any materials that have been identified on the Specification or other approved vendor list as originating from a specific manufacturer in connection with the manufacture of Products unless materials have been approved in writing by Customer; provided, however, that: (a) any supplier or subcontractor specifically identified in the Specifications or an AVL shall be deemed approved by Customer as to the applicable activities; (b) nothing shall limit Columbia Tech’s ability to obtain materials from distributors, secondary sources, or other suppliers provided that the requirements from item (a) above are met; and (c) if the specification or bill of materials list a generic item, then Columbia Tech may obtain such generic item from any supplier.
b.When ordering materials or using subcontractors, Columbia Tech will send its standard purchase order terms or operation under agreements it has established with those suppliers. Except as provided in Section 8, nothing herein shall require Columbia Tech to obtain any terms with any supplier or contractors, provided, however, that no use of subcontractors shall relieve Columbia Tech of any of its obligations under this Agreement.
22. HEADINGS: Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.
23. CHANGE ORDERS: Any changes to any Order or Specifications, in whole or in part, must be approved in writing by both Parties prior to implementation. Subject to Section 4.b, Columbia Tech shall have the right to change prices in conjunction with any Change Order, and may also change any production schedule as reasonably necessary to implement the change order. Columbia Tech shall continue to work on all active orders until a change order is signed by both Parties.
24. LIMITATION OF LIABILITY: In addition to any other exclusion that may appear in this Agreement, under no circumstances shall either Party be responsible for any incidental damages, consequential damages, indirect damages, lost profits of any nature, loss of reputation, or loss of orders, even if due to breach of contract or breach of warranty; provided, however, that such limitation shall not apply to Customer’s indemnification obligations hereunder, a Party’s breach of confidentiality obligations or use of the other Party’s intellectual property other than as expressly authorized hereby or any Late Delivery Credit. The maximum remedy that Customer may have, and the maximum liability of Columbia Tech pursuant to this Agreement, whether due to contact, tort or any other theory, shall be an aggregate amount of one million dollars ($1,000,000.00) (the “Cap”); provided, however, that such limitation shall not apply to Columbia Tech’s breach of confidentiality obligations or use of Customer’s intellectual property other than as expressly authorized hereby, any Late Delivery Credit or any loss, damage or destruction of Consigned Materials for which Columbia Tech is responsible under Addendum 1. The Cap shall not increase any other liability that is otherwise limited or liquidated in this Agreement and all such liabilities (except as excluded pursuant to the preceding sentence) shall contribute to the aggregate amount of the Cap.
25. PREVIOUS ORDERS. Both Parties agree that the previous Orders shown at Attachment A shall be subject to the terms and conditions recited in this Agreement.
26. EMPLOYEES AND ACCESS TO BUSINESS PREMISES: Columbia Tech and
Customer both acknowledge that the other may from time to time have access to the other Company’s business premises. Columbia Tech and Customer covenant and warrant that they have adequate general liability insurance and worker’s compensation insurance to cover any employee, agent, or representative that is given access to the business premises of the other. Columbia Tech and Customer also covenant they will follow any rules established by the other for access to the business premises. Columbia Tech and Customer also expressly warrant they will pay all employment taxes, benefits taxes and salary of their respective employees, and nothing in this agreement shall confer employment status on any person. Upon request, either Party shall deliver to the other certificates of insurance evidencing their insurance coverage. Except as expressly provided herein, neither Columbia Tech nor Customer is given any license to enter the other’s business premises by virtue of this Agreement.
27. CONFIDENTIALITY.
a.“Confidential Information” means any technical, business or other information that is disclosed by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under or in connection with this Agreement; provided, however, that (i) the terms of this Agreement shall be deemed the Confidential Information of each Party and (ii) the Specifications, Inventions and Customer Records shall be deemed the Confidential Information of Customer only.
b.During the term of this Agreement and for a period of seven (7) years thereafter, the Receiving Party shall not (i) use Confidential Information of the Disclosing Party for any purpose other than exercising the Receiving Party’s rights or performing the Receiving Party’s obligations under this Agreement or (ii) disclose Confidential Information of the Disclosing Party to any person or entity other than the Receiving Party’s employees, agents, suppliers and contractors on a need-to- know basis and under commercially reasonable obligations of confidentiality; provided, however, that the Receiving Party shall be responsible to the Disclosing Party for any unauthorized use or disclosure of the Disclosing Party’s Confidential Information by any such person. The Receiving Party shall use the same degree of care to prevent unauthorized use or disclosure of the Disclosing Party’s Confidential Information as it uses to prevent unauthorized use or disclosure of its own confidential information, but no less than a reasonable degree of care. The Receiving Party shall notify the Disclosing Party in writing promptly after becoming aware of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information and cooperate with the Disclosing Party as the Disclosing Party may reasonably request in responding to such unauthorized use or disclosure.
c.Notwithstanding Section 27.b, the Receiving Party’s obligations hereunder shall not apply to any Confidential Information of the Disclosing Party that (i) is generally known to the public through no wrongful act or omission of the Receiving Party, (ii) is received by the Receiving Party, without confidentiality restrictions, from a third party without breach of any confidentiality obligations owed by such third party to the Disclosing Party, as evidenced by the Receiving Party’s written records, (iii) was in the Receiving Party’s possession, without confidentiality restrictions, before it was disclosed to the Receiving Party by the Disclosing Party, as evidenced by the Receiving Party’s written records, or (iv) is independently developed by the Receiving Party, without use of any Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records; provided, however, that clauses (iii) and (iv) above shall not limit Columbia Tech’s obligations with respect to the Specifications, Inventions and Customer Records.
d.Notwithstanding Section 27.b, the Receiving Party may disclose Confidential Information of the Disclosing Party (i) as required by applicable law, regulation or court order, so long as the Receiving Party provides the Disclosing Party with reasonable advance notice (to the extent possible and permitted by law) and reasonably cooperates with any efforts of the Disclosing Party to challenge, limit or seek a protective order for any such disclosure; (ii) to the extent reasonably necessary in filing or prosecuting patent applications or preparing or submitting regulatory filings; or (iii) in communications with existing or bona fide prospective acquirers, merger partners, lenders, investors, licensees, sublicensees or collaborators, and consultants and advisors of Receiving Party in connection with transactions or bona fide prospective transactions with any of the foregoing, in each case on a need to know basis and under commercially reasonable obligations of confidentiality; provided, however, that the Receiving Party shall be responsible to the Disclosing Party for any unauthorized use or disclosure of the Disclosing Party’s Confidential Information by any such person under this clause (iii).

e.The Parties acknowledge and agree that any breach or threatened breach of the Parties’ obligations under Section 27 may result in irreparable injury to the non- breaching Party. Accordingly, in the event of any such breach or threatened breach, in addition to any other rights or remedies that may be available to the non-breaching Party, the non-breaching Party shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of posting a bond.
28. SUSPENSION:    Columbia Tech may suspend performance under this Agreement, if at any time:
a.Columbia Tech reasonably believes that the introduction of the Product into commerce shall cause imminent danger; or
b.Columbia Tech reasonably believes that the Products in their current form are misbranded, adulterated, or otherwise in violation of any law, rule or regulation.
Immediately after becoming aware of any such issue, and prior to initiating any such suspension, Columbia Tech shall provide written notice to Customer describing the issue in appropriate detail. Thereafter, Columbia Tech shall use its best efforts to agree with Customer on any required changes to address the issue and resume performance as soon as possible.

29. SEVERABILITY: If any provision (or sub-provision) of this Agreement is declared invalid by a court of competent jurisdiction, such provision (or sub-provision) shall be ineffective only to the extent of such invalidity, so that the remainder of the provision and all remaining provisions of this Agreement will continue in full force and effect.
30. FORCE MAJEURE: Columbia Tech shall not be liable for delays in or non-performance of its obligations under this Agreement as a result of strikes, lockouts, fires, war conditions, accidents, foreign or domestic governmental controls or other actions, embargoes or other causes beyond Columbia Tech’s control, including but not limited to, any delay from receiving material from one of Columbia Tech’s suppliers beyond Columbia Tech’s control.
31. INAPPROPRIATE AND DANGEROUS USES: Customer hereby represents and warrants that no Products will be used for an inherently dangerous purpose, including, but not limited to, the operation of rail systems, or other motorized devices; demolition or activities involving explosive discharges; or control of artillery, armaments or other instruments of warfare. Customer further represents and warrants that no Products, goods, services or any delivery made from Columbia Tech to Customer shall at any time be used in, installed on or in, become spare parts for, be relied upon for, be used in the construction of, or be used in any way whatsoever in conjunction with aircraft, missiles, or spacecraft (collectively “Aircraft”), including any ground handling tools or equipment, training aids, test equipment, instructions, manuals, blueprints, engineering tools, or other services and labor relating in any way to Aircraft or the aerospace industry.
32. ENTIRE AGREEMENT: This Agreement and its Attachments and Addendums and the Quality Agreement (if any) constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all previous negotiations, agreements and representations between the Parties, written or oral, all of which shall be deemed to be merged into this Agreement.
33. DISCLAIMERS: Columbia Tech makes no representations or warranties (i) regarding the intellectual property rights of Customer in any invention, discovery, design or Products, (ii) regarding any actual or potential infringement of the Products on any intellectual property or other rights of any person or entity, and (iii) regarding the prior development or current existence of any invention, discovery, design or product similar to the Products. Columbia Tech expressly disclaims all liability and responsibility regarding (A) safety testing or warnings necessary or desirable in connection with any of the Products and (B) compliance with any federal, state or local laws with respect to the Products. Columbia Tech shall have no liability or responsibility to conduct any investigation or inquiry with respect to the foregoing; provided, however, Columbia Tech shall disclose to Customer all infringements upon the rights or patents of others and all violations of federal, state or local laws for which Columbia Tech has actual knowledge. Notwithstanding the foregoing, nothing in this Section 33 shall be deemed to limit any warranties or obligations of Columbia Tech that are expressly set forth in any other provision of this Agreement.
34. TRAINING: Upon Columbia Tech’s request, Customer shall provide training regarding any process, know how, skill, or other technique known or possessed by Customer and reasonably needed for Product manufacture to any persons designated by Columbia Tech.
35. NON-RECURRING ENGINEERING; RECURRING COSTS, CO-BUf any quotation, time and materials costs for non-recurring engineering, the participation in co-builds or recurring charges related to the manufacture of Products; provided, however, that Customer shall not be responsible for any such amounts unless specifically included in the applicable Quotation.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.

Signed Under Seal, effective as of the Effective Date.

Columbia Electrical Contractors, Inc.	Akoya Biosciences, Inc.

/s/ Jason Bourque	/s/ Joseph Driscoll
Jason Bourque	Name: Joseph Driscoll
Sr. Vice President of Finance and Administration	Title: Chief Financial Officer

ATTACHMENT A- ADDITIONAL ORDERS SUBJECT TO THIS AGREEMENT NONE

ATTACHMENT B – This Attachment is intentionally blank

ATTACHMENT C – STORAGE FEES FOR STORED PRODUCT DISCUSSION ON THIS ATTACHMENT IS STILL OPEN.

ADDENDUM 1: CUSTOMER CONSIGNED MATERIALS AGREEMENT
This Customer Consigned Materials Agreement, effective as of the date last signed below, is by and between Columbia Electrical Contractors d/b/a Columbia Tech (“Columbia Tech”) with a place of business at 27 Otis Street, Westborough, MA 01581, and Akoya Biosciences, Inc., a Delaware Corporation with a place of business at 68 Elm Street, Hopkinton, MA 01748, in connection with that certain Manufacturing Agreement between the Parties (the “Manufacturing Agreement” or “MA”). Capitalized terms used but not defined herein shall have the meanings given to them in the Manufacturing Agreement.

The parties agree:
1.Consigned Materials. To the extent contemplated by any Quotation, or otherwise with the consent of Columbia Tech, Customer may from time to time provide Columbia Tech certain materials that Columbia Tech will then use when manufacturing goods for Customer (the “Consigned Materials”). Columbia Tech, at its election, may: issue a purchase order indicating such order is an SMI Order to receive the Consigned Materials (an “SMI Order”). Should Columbia Tech agree to receive such Consigned Materials, and Customer does not provide the Materials on the date stated by Columbia Tech on any such document, Columbia Tech may charge Customer for all such costs associated with the delay in receiving the Consigned Materials, including but not limited to any amount due to Customer for Late Delivery or costs associated with obtaining similar materials.

2.Storage Area. Columbia Tech will store Consigned Materials at a facility owned or leased by Columbia Tech (a “Facility”). Columbia Tech will make available a physically segregated area within a Facility (the “Storage Area”). Columbia Tech shall store, handle and transport the Consigned Materials in accordance with of the same care used for its own materials. Columbia Tech shall not use the Consigned Materials with customers other than Customer.

3.Title to Consigned Materials. Title to Consigned Materials will remain with Customer at all times. Columbia Tech shall keep Customer’s title to the Consigned Materials free and clear of all liens and encumbrances. If any Consigned Materials are lost, damaged or destroyed due to any breach, negligence or other factors under the control of Columbia Tech, then Columbia Tech shall be responsible for the replacement cost of the affected Consigned Materials. Columbia Tech shall be responsible for insuring the Consigned Materials against all risk and all perils while they are in the possession or under the control of Columbia Tech. Columbia Tech will provide Customer with certificate(s) of insurance from insurers reasonably satisfactory to Customer. Such certificate(s) will be endorsed to contain a provision requiring the insurers to provide Customer with thirty (30) days written notice of any cancellation or adverse material change in such insurance. Within thirty (30) days from the execution of this document, and throughout the term hereof at appropriate intervals, Columbia Tech will deliver satisfactory certificate(s) evidencing such insurance coverage to Customer.

Notwithstanding anything to the contrary, the insurance provisions set forth in this Section 3 will survive any termination of this Addendum.

4.Inspection of Storage. Upon reasonable notice, Customer’s personnel or agent will have the right to inspect the inventory of Consigned Materials located in the Storage Area and perform a full or partial physical count of all Consigned Materials. The inspection will be scheduled at times mutually agreed upon by the parties so as to minimize any impact to Columbia Tech’s operations. Columbia Tech will provide an authorized representative to review such physical inventory or cycle count and initial the resulting physical inventory or cycle count report.

5.Credit for Consigned Materials. Columbia Tech will continue to invoice Customer for any Products manufactured by Columbia Tech at the price set forth on the applicable purchase order for the Products related to the invoice. Each month, Columbia Tech shall supply a report of any Consigned Materials used in the Build of the Products. Columbia Tech will place on the account of customer a credit for the Consigned Materials equal to the unit value of the materials shown on the SMI Order; (“Credit Value”). The Credit Value shall not include any material handling fees, material markup, profit, SG&A or other charges Columbia Tech may impose for the build of Products or the services shown hereunder.

6.No Purchase Obligation. Columbia Tech shall not have any purchase obligation for the Consigned materials under any circumstances. Any listing of credits, prices, or other units of value on quotations, invoices, purchase orders, SMI orders or any similar documents is for recordkeeping purposes only. Under no circumstances shall Columbia Tech be responsible for payment to Customer for any Consigned Materials (excluding credit or replacement for loss, damage or destruction for which Columbia Tech is responsible hereunder, subject to paragraph 16 below) or have title and the risk of loss to the Consigned Materials.
7.Storage and Management Fees. Columbia Tech may charge and invoice Customer fees for the management and storage of Consigned Materials in amounts shown in Columbia Tech quotations or SMI Orders.

8.Term And Termination This Customer Consigned Materials Agreement shall become effective once signed by both parties and shall remain effective until terminated as provided for herein. This Customer Consigned Materials Agreement shall terminate upon the termination of the MA (as defined below). Should Customer have any credit remaining in its account based on Section 5, and such credit cannot be applied to any future invoice (whether pursuant to this Agreement, the MA or otherwise), Columbia Tech shall refund such credit amount.

9.No Warranties. Columbia Tech offers no warranties whatsoever on the Consigned Materials. In the event Columbia Tech has made any warranty on materials to Customer for the products containing Consigned Materials, then such warranty shall not apply to the Consigned Materials. Customer agrees to receive all Consigned Materials “AS IS” and “WHERE IS”.

10.Order of Precedence. This Agreement deals with the procedures for Consigned Materials. It shall not replace any agreement regarding the purchase of products except as it relates to the subject matter herein. For all such matters, this Agreement is completed integrated, and except for such documents contemplated and expressly shown to be issued by the parties, contains the full and complete agreement of the parties. In the event of any conflict between the terms of this document and any other agreement, then this Agreement shall control. The parties do acknowledge the Manufacturing Agreement.

11.[Reserved]

12.Return of Consigned Materials. Once materials have been consigned, Columbia Tech may keep such materials until the earlier of: (a) Columbia Tech uses the materials on orders from Customer; (b) Columbia Tech sends Customer 90 days’ prior written notice that it is returning Consigned Materials, provided that Columbia Tech must hold any such Consigned Materials for at least ninety (90) days; (c) Customer sends Columbia Tech a notice to return Consigned Materials; or (d) termination of this Agreement (a “Return Event”). Customer agrees to receive all Consigned Materials identified in a Return Event. In the event Customer does not accept any such return delivery or expressly states in writing that it will refuse to accept delivery of such return, Columbia Tech may at its election, at the end of a 90-day period following written notice to Customer, sell or dispose of the applicable Consigned Materials and charge the Customer for all such reasonable costs and expenses related to such sale or disposition net of sales proceeds. All deliveries of Consigned Materials to Columbia Tech shall be DDP. Columbia Tech’s premises in Westborough, Massachusetts or its suburban area. All deliveries from Columbia Tech to Customer shall be EXW. Columbia Tech’s premises. For avoidance of doubt, Customer shall bear all costs of delivery, all costs for clearing an item for export and all risk of loss to items in transit.

13.Payment/Security Interest/Enforcement Expenses. Columbia Tech may invoice Customer for any amount due under this agreement at any time after such charge is authorized. Customer agrees to pay all such charges as shown in the MA and subject to any security interests, collection expenses or other items shown in the MA.

14.Delivery. All deliveries of Consigned Materials to Columbia Tech shall be DDP Columbia Tech’s dock (with Customer acting as the Supplier). All deliveries from Columbia Tech to Customer shall be EXW Columbia Tech’s dock (with Columbia Tech acting as the Supplier). For avoidance of doubt, Customer shall bear all costs of delivery, all costs for clearing an item for export and all risk of loss to items in transit.

15.Other Terms. All terms related to Waiver, Relationship of the Parties, Assignment, Notices, Governing Law, Jurisdiction, Headings, Severability and Force Majeure shall be as listed in the MA and such terms shall be considered integrated herein.

16.Limitation of Liability and Indemnification. The provisions of the limitation of liability section and Indemnification section of the contemporaneously signed External Manufacturing Agreement shall apply to the Consigned Materials.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date last written below.

Columbia Electrical Contractors, Inc. D/B/A Columbia Tech		Akoya Biosciences, Inc.

By:	/s/ Jason Bourque	By:	/s/ Joseph Driscoll
Name:	Jason Bourque	Name:	Joseph Driscoll
Title:	Sr. Vice President of Finance and Administration	Title:	Chief Financial Officer
Date:	7/17/2019	Date:	7/17/2019

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